EXHIBIT 10.5
                       	OSHKOSH B'GOSH, INC.
               	EXECUTIVE DEFERRED COMPENSATION PLAN
         	(As Amended and Restated as of January 1, 2000)

WHEREAS, OshKosh B'Gosh, Inc., a Delaware corporation (the "Company") wishes to establish a deferred compensation program for certain of its key management employees in order to aid the Company and any Participating Employer in attracting and retaining qualified personnel upon whose efforts the continued successful operation of the Company and any Participating Employer will depend,

NOW, THEREFORE, the Company hereby establishes such a program, to be known as the OshKosh B'Gosh, Inc. Executive
Deferred Compensation Plan (the "Plan"), upon the following terms and conditions:

                          	ARTICLE I
                         	Definitions

1.1	"Account" means the bookkeeping reserve account for
each Participant which shall be established by the Company or a Participating Employer solely as a device for determining the amounts which may become payable to the Participant hereunder. Such Account shall not constitute or be treated as a trust fund of any kind, it being expressly provided that the amounts credited to such Account shall at all times be and remain the sole property of the Company or a Participating
Employer. The Participant shall have no proprietary rights of any nature whatsoever with respect thereto, unless and until such time as a payment thereof is made to the Participant (or his beneficiaries) as provided in this Plan. Separate Accounts shall be maintained by each Participant's employer, whether the Company or a Participating Employer, to reflect the bookkeeping accruals attributable to the deferrals made by the Participant while in the employ of each employer and any Supplemental Contributions (as defined in Section
2.2 hereof).

1.2	"Deferred Compensation" means the portion of a
Participant's compensation for any Fiscal Year, or part thereof that has been deferred pursuant to this Plan.

1.3	"Officer" means an employee of the Company or a
Participating Employer who is either an elected or appointed officer of the Company.

1.4	"Fiscal Year" means the fiscal year of the Company.

1.5	"Interest Equivalent Credits" means such amounts as
shall have been credited to a Participant's Account pursuant to Article III hereof.

1.6	"Participant" means an Officer participating in this
Plan whose Deferred Compensation amounts, Supplemental
Contributions (as defined in Section 2.2 hereof) and Interest Equivalent Credits have not been wholly distributed.

1.7	"Early Retirement Date" and "Disability" shall have the
same meanings as used in the Company's qualified pension plan covering Participants, as the same exists from time to time.

1.8	"Participating Employer" shall mean an Affiliated
Employer, as that term is defined in the OshKosh
B'Gosh, Inc. Profit Sharing Plan, authorized by the
Company to participate in this Executive Deferral
Compensation Plan, by extending the same to such Affiliated Employer's eligible officers.


                         	ARTICLE II
                	Deferred Compensation Election

2.1	Each Officer may elect to have a designated amount or a
percentage (subject to Company or Participating Employer approval) of his total compensation, including bonuses, if any, otherwise receivable by him or paid to him on account of services performed, during any Fiscal Year commencing on or after January 1, 1984 deferred in accordance with the terms of this Plan. An Officer desiring to exercise such election as to any such Fiscal Year shall, prior to the beginning of such Fiscal Year (or prior to the beginning of the Officer's initial employment if such employment is to commence other than at the beginning of a Fiscal
Year), notify the Company or the Participating Employer in writing of his election of the amount or percentage of such total compensation for such Fiscal Year that he elects to be so deferred by completing, signing and delivering to such employer a deferral election form substantially in the form attached hereto as Exhibit A. The Officer may revoke or change any prior deferral election form by giving at least 30 days prior written notice of such revocation or change to such employer. Any such revocation or change will be given prospective effect only and will not affect prior deferrals.

2.2	The Company or the Participating Employer (whichever is
the employer of the Participant of the relevant time) shall make a contribution for each Fiscal Year, which shall be credited to each Participant's Account, of an amount equal to the decrease, if any, in the amount of contributions and forfeitures allocable to the Participant's account under any defined contribution plan (e.g., a profit sharing plan) of the Company (or which would have been allocated as a contribution or forfeiture but for the fact that the Participant is excluded from continuing or commencing participation in such defined contribution plan because of the exclusions in the definition of the eligible class of employees made by the Company in 1989), resulting from the fact that compensation which the Participant elects to defer under this plan is not taken into account as "wages," "salary" or "compensation" in determining the amount of the Company's or a Participating Employer's contribution under such a defined contribution plan and the allocation of that contribution to the Participant's account under such plan. The amount to be so credited is hereinafter referred to as a "Supplemental Contribution." Such Supplemental Contribution shall become nonforfeitable pursuant to the vesting schedule, if any, provided under the Company's defined contribution plan for which the Supplemental Contribution is made.

2.3	The amount of a Participant's Deferred Compensation
shall be credited to his Account as of the date, absent an election under this Plan, on which he would have received such amount. The amount of any Supplemental Contribution for a Participant shall be credited to his Account once a year as of the end of the quarter during which the proper amount of such Supplemental Contribution can be determined.


                         	ARTICLE III
                  	Interest Equivalent Credits

3.1	Any and all amounts of Deferred Compensation,
Supplemental Contributions and previously credited interest standing to the credit of each Participant's Account as of the end of each quarter of the Fiscal Year shall receive an Interest Equivalent Credit based upon the average Firstar Bank Milwaukee, N.A. prime rate of interest in effect during such quarter. In calculating such quarterly Interest Equivalent Credit, the amounts which comprise Participant's Account balance as of the end of such quarter shall earn interest commencing with the date such amounts were credited to the Participant's Account (but in no event earlier than the first day of such quarter). By way of illustration, if a Participant's Account had been credited with Deferred Compensation on January 15 of a Fiscal Year, such Deferred Compensation would be entitled to be credited with interest on March 31 of such year based on the period between January 15 and March 31 of such year. The phrase "average Firstar Bank Milwaukee, N.A. prime rate of interest in effect during each quarter" means the weighted average rate of interest adopted by the Firstar Bank Milwaukee, N.A., from time to time during such quarter, as the base rate for interest rate determinations.

                           	ARTICLE IV
                       	Payments From Account

4.1	The Participant shall become entitled to commence
receiving the nonforfeitable amounts credited to his Account upon his termination of employment with the Company at or after his Early Retirement Date or because of his death or Disability. Any Account balances accrued by a Participant while in the employ of the Company will be the sole obligation of the Company and any such balances accrued by a Participant while in the employ of a Participating Employer will be the sole obligation of the Participating Employer. Section 5.1 hereof provides a special rule for determining the separate obligation of the Company and any Participating Employer regarding the supplemental payments therein specified in the case of a Participant who has served in the employ of both. Neither employer shall have any liability for the portion of such Account balances accrued by the Participant while in the employ of the other employer.

4.2	The nonforfeitable amounts credited to a Participant's
Account shall be paid to him in one of the following methods:

(a)	In annual installments, to commence on or about
March 15th of the year following the year of termination of service, with one-tenth of the balance in his Account becoming then payable and with the remaining installments being paid on each anniversary thereof according to the following schedule:


        Anniversary of First      Portion of Participant's Account
            Payment Date                   to be Paid

                1st                           1/9
                2nd                           1/8
                3rd                           1/7
                4th                           1/6
                5th                           1/5
                6th                           1/4
                7th                           1/3
                8th                           1/2
                9th                        Remainder

(b)	Any other payment plan approved by the Company in
it sole discretion.

4.3	Should the Participant's employment with the Company or
a Participating Employer terminate for reasons other than specified in Section 4.1 above or other than because of death while in the employ of either employer, the Participant shall become entitled to commence receiving the nonforfeitable amounts credited to his Account on or after his attainment of age 65 in the manner described in Section 4.2 above. Notwithstanding the foregoing, the Company, in its sole discretion, may commence an earlier payout of such Participant's Account. It shall be the obligation of any Participant under this Section 4.3 to keep the Company or a Participating Employer advised of his current address and such employer shall have no obligation to commence payout of such Participant's Account unless and until it shall have received the written request therefor specifying his current address.

4.4	Interest Equivalent Credits shall continue to be
applied on the balance in the Participant's Account in accordance with Section 3.1 until the Participant or his designated beneficiary or beneficiaries have received the final payment of such balance.

4.5	The Participant shall have the right to designate a
beneficiary or beneficiaries to receive any portion of his Account remaining unpaid at his death. Such designation shall be effected by filing a written notification with the Company in the form prescribed by it and may be changed from time to time by similar action. If the Participant fails to make such designation, any such unpaid portion of his Account shall be paid to his estate. The nonforfeitable balance in a Participant's Account shall become distributable in accordance with this
Section 4.5 upon a Participant's death while in the Company's or a Participating Employer's employ or upon his death after termination of employment with the Company or a Participating Employer.


4.6	The Company may, in its sole discretion, on request of
a Participant who remains in the Company's or a Participating Employer's employ, determine to make a distribution and the manner of the distribution to such Participant of a portion or all of his nonforfeitable Account, on the basis of personal financial hardship. In the case of personal financial hardship, distribution may be made only when such Participant has established to the satisfaction of the Company that a severe personal financial hardship exists necessitating his request. Without limitation, such a personal financial hardship may arise from unusual or extraordinary medical expenses not covered by insurance of the Participant, of other persons who rely upon the Participant for financial support or education expenses. The purchase or maintenance of a principal residence for the Participant, or other investment opportunities will not be considered financial hardship.

                               	ARTICLE V
                         	Supplemental Payments

5.1	By way of a payment supplemental to the payments
provided for by Article IV hereof, the Company agrees to also pay to a Participant (or to anyone else entitled thereto as a beneficiary of the Participant under the terms of any defined benefit plan (e.g., a pension plan of the Company) an amount or amounts equal to the decrease, if any, in the amounts payable under any such defined benefit plan, resulting from the fact that compensation which the Participant elects to defer under this Plan is not taken into account as "wages," "salary" or "compensation" in determining the amount of any benefit payment under such a defined benefit plan. With respect to a Participant who has served in the employ of the Company and of a Participating Employer, the total supplementary pension benefit shall be computed based on the Participant's aggregate compensation (as if the same had not been reduced by deferrals under this Plan) from both such employers. Once the total amount of such supplementary pension benefit has been determined, the obligation to pay it will be divided between the respective employers based on the ratio of the total deferrals made at each employer that are taken into account in the supplementary pension benefit calculation compared to the total deferrals at both employers that are so taken into account. Each employer shall be solely liable for its own portion of the obligation, but shall have no liability for the portion of the supplementary benefit payable by the other employer. The Company shall determine, in its sole discretion, the method of payment under this Section
5.1. The purpose of this provision is to assure to a Participant that he receive the same total pension benefits that he would have received had he not elected to defer any of his compensation under this Plan.

                              	ARTICLE VI
                             	Miscellaneous

6.1	Any amount payable from the Participant's Account shall
not be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment or encumbrance of any kind, by will, or by inter vivos instrument (other than permitted beneficiary designations under Section 4.5 hereof). Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such payment, whether presently or thereafter payable, shall not be recognized by the Company or a Participating Employer.
Any payment due hereunder shall not in any manner be subject to the debts or liabilities of the Participant. If the Participant shall attempt to alienate, sell, transfer, assign, pledge or otherwise encumber his payments under this Plan or any part thereof, or if by reason of his bankruptcy or other event happening at any time, such payments would devolve upon anyone else or would not be enjoyed by him, then the Company, in its sole discretion, may terminate his interest in any such benefit, and hold or apply it to or for the benefit of the Participant, his spouse, children, or other dependents, or any of them, in such manner as the Company may deem proper.

6.2	Every person receiving or claiming payments under this
Plan shall be conclusively presumed to be mentally competent until the date on which the Company or a Participating Employer receives a written notice, in form and manner acceptable to it, that such person is incompetent and that a guardian, conservator, or other person legally vested with the care of his estate has been appointed. In the event a guardian or conservator of the estate of any person receiving or claiming payments under the Plan shall be appointed by a court of competent jurisdiction, payments may be made to such guardian or conservator provided that proper proof of appointment and continuing qualification is furnished in a form and manner acceptable to the Company. Any such payment so made shall be a complete discharge of any liability therefor.

6.3	Participation in this Plan, or any modifications
thereof, or the payments of any benefits hereunder, shall not be construed as giving to the Participant any right to be retained in the service of the Company or any Participating Employer, limiting in any way the right of the Company or any Participating Employer to terminate the Participant's employment at any time, evidencing any agreement or understanding, express or implied, that the Company or any Participating Employer will employ the Participant in any particular position or at any particular rate of compensation and/or guaranteeing the Participant any right to receive a salary increase in any Fiscal Year, such increase being granted only at the sole discretion of the Board of Directors of the Company or any Participating Employer.

6.4	By electing to participate in this Plan, the Officer
agrees that any of his compensation which he elects to defer under this Plan will not be taken into account as "wages," "salary" or "compensation" in determining the amount of any payment or allocation, or for any other purpose, under any pension, retirement or deferred profit sharing plan of the Company or any Participating Employer.

6.5	The Plan shall be construed, administered and governed
in all respects under and by the laws of the State of Wisconsin.

6.6	Neither the Company, any Participating Employer nor any
officer or director of either or any other person shall be liable for any act or failure to act hereunder, except for gross negligence or fraud.

6.7	The Board of Directors of the Company reserves the
right to amend, modify, terminate, or discontinue this Plan at any time; provided, however, no such action shall reduce the amount then credited to the Participant's Account or change the time and manner of payment of such amount, without the consent of the Participant, if living, or his designated beneficiary or beneficiaries, if the Participant is not living.

6.8	The claims procedure provided in the OshKosh B'Gosh,
Inc. Profit Sharing Plan shall apply in full to this Plan.

                           	EXHIBIT A

   	OSHKOSH B'GOSH, INC. EXECUTIVE DEFERRED COMPENSATION PLAN

                       	DEFERRAL ELECTION


In accordance with the terms and conditions of the OshKosh B'Gosh, Inc. Executive Deferred Compensation Plan I hereby elect that the following percentages (or amount) of any salary and bonuses which may become payable to me on account of services performed for OshKosh B'Gosh, Inc. during the calendar year 19____ and future calendar years, shall be deferred for payment at a later time, and credited to the Account established in my name, in accordance with and subject to the terms and conditions of such Plan:

______% or $_____ of regular gross salary to be taken out of each monthly paycheck.

_____% or $_____ of any bonus which may be declared by OshKosh B'Gosh, Inc. and which is payable to me.

I understand that this deferral election shall remain in full force and effect until I revoke and/or change it by properly executing the filing a new deferral election in accordance with the terms and conditions of the Plan.

I hereby expressly revoke all prior deferral elections by me and reserve the right to revoke and/or change this deferral election in the manner provided under the terms and conditions of the Plan.



Dat

Received by OshKosh B'Gosh, Inc. on                     , 19____.


By: